Exhibit 10.42

November 13, 2017

Dear Neal:

This will confirm that in the event the American Electric Technologies, Inc. stockholders do not approve the amendment of the 2007 Employee Stock Incentive Plan, thereby voiding the Restricted Stock Unit Award for 200,000 Restricted Stock Units dated August 22, 2017 granted to you for oversight services to the Board, the Company will provide you equivalent value upon vesting of each RSU in accordance with its terms.

BY ORDER OF THE BOARD OF DIRECTORS